Exhibit 99.1
Tuesday, June 29, 2004

FOR IMMEDIATE RELEASE

EMERSON RADIO ANNOUNCES FISCAL 2004
YEAR-END RESULTS

PARSIPPANY, N.J. June 29, 2004 — Emerson Radio Corp. (AMEX:MSN) today reported consolidated results for the fiscal fourth quarter and fiscal 2004 year ended March 31, 2004.

Consolidated Year-End Results

Net revenues for fiscal 2004 were $263.8 million, a 20.1% decrease from the prior fiscal year end revenues of $330.3 million. The decrease in net revenues was primarily due to a decline of approximately $65.3 million, or 26.6%, in the consumer electronics segment, as well as $1.3 million, or 1.5%, in the sporting goods segment. Cost of sales increased to 81.7% in fiscal 2004 from 80.0% in fiscal 2003 primarily associated with the consumer electronics segment. Selling, general and administrative expenses (“S,G&A”) decreased $1.2 million, or 2.7%, to $42.0 million (15.9% of consolidated net revenues) in fiscal 2004 as compared to $43.2 million (13.0% of consolidated net revenues) in fiscal 2003 primarily as a result of a decrease of $1.5 million in the consumer electronics segment, partially offset by an increase of $0.3 million, or 1.2%, in the sporting goods segment. Acquisition costs of $1.6 million were attributable to acquisition attempts that were not consummated. Stock based costs relate to the value of warrants issued in exchange for consulting services and totaled $511,000 in fiscal 2004 compared to $49,000 in fiscal 2003. Income from discontinued operations, net of tax, represents the result of the sale and closure of various components of the sporting goods segment generating a net income of $2.7 million in fiscal 2004 compared to $0.8 million in fiscal 2003. As a result of the foregoing factors, a net loss of approximately $1.1 million was incurred for fiscal 2004 as compared to net income of $21.5 million for fiscal 2003.

Consumer Electronics

Net revenues for fiscal 2004 were $180.0 million as compared to $245.2 million for fiscal 2003, a decline of 26.6%. The change in revenues was attributable to a decrease in Emerson® branded product sales of $34.2 million to $158.4 million in fiscal 2004 compared to $192.6 million in fiscal 2003 and a decline in themed product sales to $10.6 million in fiscal 2004 compared to $42.2 million in fiscal 2003, or a decrease of $31.6 million due to the discontinuance of sales of NASCAR®, Mary Kate and Ashley and Hello Kitty® themed products, and decreases in Girl Power™ themed product, partially offset by the start up sales from Nickelodeon themed products. Licensing revenues increased on a year over year basis to $11.0 million in fiscal 2004 from $10.4 million in fiscal 2003. Cost of sales, as a percentage of net revenues, increased from 82.7% in fiscal 2003 to 85.4% in fiscal 2004 primarily due to lower margins on both themed and Emerson® branded products. Other operating costs and expenses, as a percentage of net revenues, were 2.9% in fiscal 2004 as compared to 1.8% in fiscal 2003, due to an increase in inventory servicing costs. S,G&A, as a percentage of net revenues, was 8.8% in fiscal 2004 as compared to 7.1% in fiscal 2003. S,G&A, in absolute terms, decreased $1.5 million, or an 8.5% decrease to $15.9 million in fiscal 2004 as compared to $17.4 million for fiscal 2003. The decrease in S,G&A in absolute terms

EMERSON RADIO CORP. Investor Relations, Nine Entin Road, Parsippany, New Jersey 07054

EMERSON REPORTS / 2

between fiscal 2004 and 2003 was primarily due to a reduction in bad debt expenses. Emerson’s provision for income taxes was $2.2 million for fiscal 2004 as compared to a benefit of $9.3 million for fiscal 2003. The provision of $2.2 million in fiscal 2004 primarily represents deferred tax charges associated with the partial utilization of Emerson’s substantial tax net operating loss carryforwards. The benefit for fiscal 2003 consisted primarily of the further recognition of tax net operating loss carryforwards. As a result of the various foregoing factors, the consumer electronics segment generated net income of $60,000 in fiscal 2004 as compared to $28.1 million in fiscal 2003.

Sporting Goods

Net revenues for fiscal 2004 were $83.8 million, as compared to fiscal 2003 net revenues of $85.1 million. Cost of sales, as a percentage of net revenues, increased for fiscal 2004 to 73.7% as compared to 72.1% for 2003 primarily as the result of $542,000 in write-downs of obsolete and slow moving inventory and, to a lesser extent, more aggressive pricing, increased freight and increased importing costs. S,G&A expenses for fiscal 2004 increased by $319,000 (1.2%) as compared to fiscal 2003. As a percentage of net revenues, S, G&A increased to 31.2% in fiscal 2004 from 30.3% in fiscal 2003. Income from discontinued operations of $2.7 million in fiscal 2004 was generated by the sale, discontinuance or closure of certain operations and increased from fiscal 2003 income of $840,000. As a result of the foregoing factors, a net loss of $1.9 million was reported for fiscal 2004 as compared to a net loss of $9.3 million for fiscal 2003.

Management Comments

Geoffrey P. Jurick, Emerson’s Chairman & Chief Executive Officer, stated, “In the electronics segment, sales of Emerson® branded products were adversely affected by several events, including the economic and military uncertainties that existed through the first-half of calendar year 2003 as well as store closures initiated by a customer that impacted product sales. Furthermore, the discontinuance of the sale of certain themed products negatively affected top line revenues at a much faster pace than could be supplanted through the introduction of various Nickelodeon theme character products. Gross margins were negatively affected by the loss of traditionally high margin theme product sales and through intense price competition on Emerson® branded products. On a positive note, the continued strong performance of the many license agreements that allow licensees to use our trademarks is reflected in the 6% year over year improvement of license revenues to $11.0 million.”

Mr. Jurick commented further, “Efforts to expand our electronics segment through strategic acquisitions resulted in $1.6 million of one time charges as such acquisitions were not consummated. We will continue to pursue acquisition targets that offer attractive revenue growth and compliment our core business.”

Commenting on the sporting goods segment, Mr. Jurick stated, “Net revenues declined primarily as a result of continued restrictions in state, federal and school budgets, increased competition, declining participation in youth sports organizations and a reduction in our sales force. Gross margins were also affected by these same factors as well as the $542,000 write-down of inventory due to obsolescence. SG&A expenses increased by $319,000 primarily as a result of non recurring professional fees of $617,000, bankrupt freight carrier claims of $296,000 and the write-off of $181,000 of unrecoverable trade receivables more than offsetting reductions in payroll, travel and facility related expenses totaling $820,000 from previously initiated cost reduction programs. The sale and discontinuance of certain operating divisions at SSG were completed with a view towards further consolidating and streamlining the sporting goods operations to allow management to focus on its core operations. Furthermore, the proceeds from these transactions were utilized to pay down SSG’s bank debt by approximately $10.5 million. In the later part of the fiscal year, we implemented certain strategic initiatives designed to improve sales through an expanded sales force, additional internet sales agreements and various new catalog initiatives. Additionally, S,G&A expenses were further reduced, the effect of which is expected to benefit the operations in fiscal 2005.

“In summary, while the past year has been a very difficult one for all of us, we would like to turn our fellow shareholders’ attention to the fact that both Emerson and SSG have gone through substantial transitions during that period. In particular, managerial and structural changes implemented in the sporting goods segment provided immediate benefits as well as longer term opportunity. We are confident that both entities are financially and operationally strong enough to generate growing revenues and earnings going forward.”

EMERSON RADIO CORP. Investor Relations, Nine Entin Road, Parsippany, New Jersey 07054

EMERSON REPORTS / 3

Kenneth A. Corby, Emerson’s Executive Vice President of Finance and Chief Financial Officer, commented, “An objective this year has been to deleverage our consolidated balance sheet. The effect of this effort has been to reduce structured bank debt by $14.6 million representing a 49% reduction from last year’s levels. An additional focus has been to execute our previously announced share repurchase program. During the current fiscal year, we repurchased over 1.1 million shares through open market purchases, thus bringing cumulative repurchases to over 25.7 million common shares.”

Mr. Corby concluded, “Fiscal 2004 fourth quarter consumer electronic segment revenues increased on a year over year comparable basis by approximately 10% thus providing us with indications that previously initiated revenue growth initiatives are beginning to take hold as we close fiscal 2004. Looking towards fiscal 2005, it is not possible to provide full year revenue guidance due to the manner in which our customers strive for just in time inventory levels. However, for the period ended June 30, 2004 (first quarter, fiscal 2005) we believe consolidated revenues will be approximately 30% ahead of last year’s level.”

This press release other than the historical information, consists of “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) which are identified by the use of words such as “believes”, “expects”, “projects”, and similar expressions. While these statements reflect the Company’s current beliefs and are based on assumptions that the Company believes are reasonable, they are subject to uncertainties and risks that could cause actual results to differ materially from anticipated results. These risks and uncertainties are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, 10-Q and 8-K.

EMERSON RADIO CORP., founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, throughout the world, full lines of televisions, and other video products, microwave ovens, clocks, radios, audio and home theater products. Its 53.2% owned subsidiary, Sport Supply Group, Inc. (OTC:SSPY) is a direct marketer of sports-related equipment and leisure products to the institutional market, including schools, colleges, universities, government agencies, military facilities, athletic clubs, athletic teams and dealers, youth sports leagues and recreational organizations. Emerson’s web site is www.emersonradio.com.

EMERSON RADIO CORP. Investor Relations, Nine Entin Road, Parsippany, New Jersey 07054

EMERSON REPORTS/4

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended		Three Months Ended
	March 31,	March 31,	March 31,	March 31,
	2004	2003	2004	2003
Net revenues	$263,774	$330,315	$54,385	$53,829

Costs and expenses:
Cost of sales	215,454	264,037	44,073	41,814
Other operating costs and expenses	5,254	4,348	1,291	1,097
Selling, general and administrative expenses	42,034	43,196	12,058	10,482
Acquisition Costs	1,553	—	958
Stock based compensation	511	49	—	19

	264,806	311,630	58,380	53,412

Operating income (loss)	(1,032)	18,685	(3,995)	417
Interest expense, net	(1,342)	(2,492)	(198)	(515)
Minority interest in net loss of consolidated subsidiary	789	731	979	(265)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(1,585)	16,924	(3,214)	(363)
Provision (benefit) for income taxes	2,150	(9,282)	522	(15,263)

Income (loss) from continuing operations	(3,735)	26,206	(3,736)	14,900
Income from discontinued operations, net of tax	2,661	840	(387)	256
Cumulative effect of change in accounting principle	—	(5,546)	—	—

Net income (loss)	$(1,074)	$21,500	$(4,123)	$15,156

Basic net income (loss) per share
Continuing operations	$(0.14)	$0.95	$(0.14)	$0.54
Discontinued operations	0.10	0.03	(0.01)	0.01
Cumulative effect of change in accounting principle	—	(0.20)

	$(0.04)	$0.78	$(0.15)	$0.55

Diluted net income (loss) per share
Continuing operations	$(0.14)	$0.91	$(0.14)	$0.52
Discontinued operations	0.10	0.03	(0.01)	0.01
Cumulative effect of change in accounting principle	—	(0.19)

	$(0.04)	$0.75	$(0.15)	$0.53

Weighted average shares outstanding
Basic	27,227	27,716	26,741	27,349
Diluted	27,227	28,640	26,741	28,526

EMERSON RADIO CORP. Investor Relations, Nine Entin Road, Parsippany, New Jersey 07054

EMERSON REPORTS/5

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED SUMMARY BALANCE SHEETS
(In thousands)

	March 31,	March 31,
	2004	2003
Cash and cash equivalents	$6,369	$11,413
Accounts receivable	19,948	24,593
Inventory	46,997	45,177
Other current assets	14,052	16,586

Total current assets	87,366	97,769
Property and equipment	7,822	9,823
Other assets	23,481	26,970

Total assets	$118,669	$134,562

Current liabilities	$40,637	$48,668
Long-term borrowings	15,027	18,079
Minority interest	15,793	16,578
Stockholders’ equity	47,212	51,237

Total liabilities and equity	$118,669	$134,562

EMERSON RADIO CORP. Investor Relations, Nine Entin Road, Parsippany, New Jersey 07054